Exhibit 99.1

Cell Therapeutics Announces 2014 Outlook and Recent Drug Portfolio Progress

SEATTLE, January 14, 2014–Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced a corporate update for 2014 in addition to an overview of recent progress for its drug portfolio.

“We ended 2013 and have entered 2014 with a series of successes, including a global strategic partnership for pacritinib, positive reimbursement rulings in England/Wales and Germany for PIXUVRI, the reacquisition of rights to PIXUVRI and Opaxio in order to allow us to more efficiently move these programs forward and new positive interim data for tosedostat,” said James A. Bianco, M.D. President and CEO of CTI. “We expect to continue that momentum with completion of the first of two Phase 3 clinical trials of pacritinib in myelofibrosis and potential topline data later in the year.”

Progress Update

Pacritinib

•	In November 2013, CTI entered into a worldwide license agreement with Baxter International, Inc. (Baxter) to develop and commercialize pacritinib in which CTI and Baxter will jointly commercialize pacritinib in the United States and Baxter has exclusive commercialization rights for all indications outside the U.S.

•	The Phase 3 PERSIST-1 trial evaluating a broad set of myelofibrosis patients without limitations on blood platelet counts is currently enrolling patients. CTI expects to report topline data in the second half of 2014.

•	A second Phase 3 trial, PERSIST-2, in myelofibrosis patients with low platelet counts is expected to begin enrollment imminently. In October 2013, CTI reached agreement with the United States Food and Drug Administration (FDA) on a Special Protocol Assessment for this trial. This trial together with PERSIST-1 is intended to support registration in the U.S. and the European Union.

PIXUVRI® (pixantrone)

•	In December 2013, CTI received positive recommendations for funding and reimbursement from the National Institute for Health and Care Excellence (NICE) in England/Wales and the National Association of Statutory Health Insurance Funds (GKV-Spitzenverband) in Germany.

•	CTI has gained agreement from the European Medicines Agency (EMA) to change the primary endpoint of the Phase 3 PIX-R, or PIX306, post-marketing commitment study of pixantrone-rituximab versus gemcitabine-rituximab for patients with relapsed B-cell non-Hodgkin lymphoma (NHL) from overall survival to progression-free survival. The trial is now expected to enroll 220 patients versus the 350 patients previously planned. This trial is expected to complete enrollment in 2015 and is intended to support the conversion of the conditional approval for PIXUVRI in Europe to full approval and potentially support a registration application in the U.S.

Tosedostat

•	In January 2014, CTI received notification from the FDA that the partial clinical hold has been removed and all studies underway may continue. Current investigator-sponsored trials are scheduled to resume in the first quarter of 2014.

•	In December 2013, researchers presented new positive interim results from the investigator-initiated Phase 2 trial of tosedostat in combination with cytarabine or decitabine in newly diagnosed older patients with acute myeloid leukemia (AML) or high-risk myelodysplastic syndrome (MDS) at the 55th American Society of Hematology annual meeting. Results showed a 54 percent complete response rate and 12-month median survival in this first-line setting.

Corporate and Financial

•	In January 2014, CTI reached an agreement with Novartis to regain rights to PIXUVRI and Opaxio, providing CTI with the flexibility to manage these assets within the context of its overall product portfolio strategy.

•	CTI will provide 2014 financial guidance in its fourth quarter and year-end 2013 results announcement. At this time, we anticipate that the up-front payment and anticipated near-term milestones related to the Baxter collaboration will potentially allow CTI to reach regulatory submissions for pacritinib without requiring additional equity financing to fund such activities.

2014 Corporate Milestones

Pacritinib

•	Initiate second Phase 3 trial. CTI expects to initiate PERSIST-2 for patients with myelofibrosis who have low platelet counts in early 2014.

•	Report topline results. CTI anticipates reporting topline results for PERSIST-1 in the second half of 2014.

•	Initiation of investigator-sponsored trials. CTI is evaluating additional indications and expects to support the initiation of investigator-sponsored trials, including in AML, at leading centers in 2014.

PIXUVRI

•	Grow E.U. sales. CTI intends to focus on PIXUVRI for multiply relapsed or refractory aggressive relapsed B-cell NHL and manage expenses to drive to future profitability.

•	Seek rest-of-world partner. CTI intends to pursue a partner for commercializing PIXUVRI outside of Western Europe.

Opaxio™

•	Complete enrollment. CTI expects the GOG-0212 Phase 3 maintenance therapy trial for patients with ovarian cancer to complete enrollment in the first quarter 2014.

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, and expectations concerning the benefits of the reacquisition of rights to PIXUVRI and Opaxio, the anticipated completion of the first of two Phase 3 clinical trials of pacritinib in myelofibrosis, potential release of topline data for pacritinib later in 2014, enrollment projections and expected outcome of the Phase 3 PIX-R, or PIX306, post-marketing commitment study, liquidity and expense projections, projected initiation of each of PERSIST-2 for patients with myelofibrosis who have low platelet counts in early 2014 and investigator-sponsored trials, including in acute myeloid leukemia (AML), and enrollment projections with respect to the GOG-0212 Phase 3 maintenance therapy trial at leading centers in 2014. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI may experience delays in the commencement of preclinical and clinical studies, risks related to the costs of developing pacritinib and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Source: Cell Therapeutics, Inc.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctiseattle.com

Ed Bell

+1 206-282-7100

ebell@ctiseattle.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 89659706

lvilla@cti-lifesciences.com

CTI_EUInvestors@CTI-Lifesciences.com